Exhibit 10.1
CHANGE IN CONTROL AGREEMENT
This Change in Control Agreement (the “Agreement”) is entered into as of the ____ day of _______ 2015, by and between Amedica Corporation, a Delaware corporation (the “Company”) and ______________ (the “Executive”).
WHEREAS, the Executive is the ______________ of the Company;
WHEREAS, the Company recognizes that the Executive’s service to the Company is very important to the future success of the Company;
WHEREAS, the Executive desires to enter into this Agreement to provide the Executive with certain financial protection in the event that his employment terminates under certain conditions following a change in control of the Company; and
WHEREAS the Board of Directors of the Company (the “Board”) has determined that it is in the best interests of the Company to enter into this Agreement.
NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Executive agree as follows:
1.Definitions.

(a)Cause. For purposes of this Agreement, “Cause” means: (i) the Executive’s commission of a felony (other than through vicarious liability or through a motor vehicle offense); (ii) the Executive’s material disloyalty or dishonesty to the Company; (iii) the commission by the Executive of an act of fraud, embezzlement or misappropriation of funds; (iv) a material breach by the Executive of any material provision of this Agreement or any other agreement to which the Executive and the Company are party, which breach is not cured within thirty (30) days after delivery to the Executive by the Company of written notice of such breach; or (v) the Executive’s refusal to carry out a lawful written directive from the Board which is within Executive’s normal Company duties. Any determination of Cause will be made by a majority of the Board voting on such determination.

Change in Control. For purposes of this Agreement, a “Change in Control” shall mean: (i) any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Act”)) becomes the “beneficial owner” (as defined in Rule 13d-3 under the Act), directly or indirectly, of securities of the Company representing 50% or more of the total voting power represented by the Company’s then outstanding voting securities (excluding for this purpose the Company or its Affiliates or any employee benefit plan of the Company) pursuant to a transaction or a series of related transactions of which the Board does not approve; (ii) a merger or consolidation of the Company, whether or not approved by the Board, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or the parent of such corporation) at least 50% of the total voting power represented by the voting securities of the Company or such surviving entity or parent of such corporation outstanding immediately after such merger or consolidation; or (iii) the stockholders of the Company approve an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets. For purposes of this Agreement, “Change in Control” shall be interpreted in a manner, and limited to the extent necessary, so that it will not cause adverse tax consequences for either party with respect to Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the treasury regulations issued thereunder or any guidance issued by the IRS concerning the interpretation or applicability of Section 409A of the Code.
(b)Disability. For purposes of this Agreement, “Disability” means the inability of the Executive to perform the principal functions of his duties due to a physical or mental impairment, but only if such inability has lasted or is reasonably expected to last for at least sixty (60) consecutive days or an aggregate of one hundred twenty (120) days during any twelve-month period. Whether the Executive has a Disability will be determined by a majority of the Board based on evidence provided by one or more physicians selected by the Board and approved by Executive, which approval shall not be unreasonably withheld.

(c)Good Reason. For purposes of this Agreement, “Good Reason” shall mean, without the Executive’s consent: (i) a change in the principal location at which the Executive performs his duties for the Company to a new location that is at least fifty (50) miles from the prior location; or (ii) a material change in the Executive's compensation or authority, functions, duties or responsibilities, which would cause his position with the Company to become of less responsibility, importance or scope than his position on the date of this Agreement or as of any subsequent date prior to the Change in Control, provided, however, that such material change is not in connection with the termination of the Executive's employment by the Company for any reason.

2.Change in Control. Immediately upon the consummation of a Change in Control all outstanding options, restricted stock and other similar rights held by the Executive shall become one hundred percent (100%) vested.

3.Severance Compensation. In the event that, within a period of one (1) year following the consummation of a Change in Control, the Executive’s employment with the Company is terminated by the Company other than for Cause (but not including termination due to the Executive’s death or Disability), or terminated by the Executive for Good Reason, then, within ten (10) days of the applicable termination date, the Executive shall be entitled to, in addition to any amounts due to the Executive for services rendered prior to the termination date, a lump sum payment from the Company of an amount equal to one-half (1/2) times the Executive's highest Annual Salary with the Company during the preceding three-year period, including the year of such termination (the “Severance Compensation”). For purposes of this Agreement, “Annual Salary” shall mean the Executive’s annual base salary and bonus payments (measured on the Company’s 12-month fiscal year period), excluding reimbursements and amounts attributable to stock options and other non-cash compensation.

4.Section 280G.

(a)In the event that Executive becomes entitled to receive or receives any payment or benefit under this Agreement or under any other plan, agreement or arrangement with the Company, or any person whose actions result in a Change in Control or any other person affiliated with the Company or such person (all such payments and benefits being referred to herein as the “Total Payments”) and it is determined that any of the Total Payments will be subject to any excise tax pursuant to Section 4999 of the Code, or any similar or successor provision (the “Excise Tax”), the Company shall pay to Executive an additional amount as a gross-up (the “Gross Up Payment”). The Gross-Up Payment shall be an amount such that, after payment by the Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including any Excise Tax imposed upon the Gross-Up Payment, the Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Total Payments. For purposes of determining the amount of the Gross-Up Payment, the Executive will be considered to pay (x) federal income taxes at the highest rate in effect in the year in which the Gross-Up Payment will be made and (y) state and local income taxes at the highest rate in effect in the state or locality in which the Gross-Up Payment would be subject to state or local tax, net of the maximum reduction in federal income tax that could be obtained from deduction of such state and local taxes. The Gross-Up Payment, if any, shall be paid no later than sixty (60) days following the Change in Control.

(b)All computations and determinations called for by this Section 4 shall be made by an independent public accounting firm or independent tax counsel appointed by the Company (the “Firm”). All determinations made by the Firm under this Section 4 shall be conclusive and binding on both the Company and Executive, and the Firm shall provide its determinations and any supporting calculations to the Company and Executive within at least ten (20) business days preceding the date of the Change in Control, or such earlier time as is requested by the Company. For purposes of making its determinations under this Section 4, the Firm may rely on reasonable, good faith interpretations concerning the application of Code Sections 280G and 4999. The Company and Executive shall furnish to the Firm such information and documents as the Firm may reasonably request in making its determinations. The Company shall bear all fees and expenses charged by the Firm in connection with its services.

5.Section 409A. It is the intent of the parties hereto that the Severance Compensation is exempt from Section 409A of the Code pursuant to Treas. Reg. §1.409A-1(b)(4). In the event that the Severance Compensation constitutes “non-qualified deferred compensation” within the meaning of Section 409A, then the following rules shall apply:

(a)A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of amounts or benefits upon or following a termination of employment unless such termination constitutes a “separation from service” within the meaning of Treas. Reg. § 1.409A-1(h)(1), without regard to the optional alternative definitions available thereunder (a “Separation from Service”), and, for purposes of any such provision of this Agreement, references to “terminate,” “termination,” “termination of employment,” “resigns” and like terms shall mean Separation from Service.

(b)If Executive is a “specified employee” within the meaning of Treas. Reg. § 1.409A-1(i) as of the date of Executive’s Separation from Service, Executive shall not be entitled to any payment or benefit on account of Executive’s Separation from Service, until the earlier of (1) the date which is six (6) months after Executive’s Separation from Service for any reason other than death or (2) the date of Executive’s death. The provisions of this paragraph shall only apply if, and to the extent, required to avoid the imputation of any tax, penalty or interest pursuant to Section 409A on Executive. Any amounts otherwise payable to Executive upon or in the six (6) month period following Executive’s Separation from Service that are not so paid by reason of this Section 5 shall be paid (without interest) as soon as practicable (and in all events within thirty (30) days) after the date that is six (6) months after Executive’s Separation from Service (or, if earlier, as soon as practicable, and in all events within thirty (30) days, after the date of Executive’s death).

6.No Duplication of Compensation. The Severance Compensation shall replace, and be provided in lieu of, any severance compensation that may be provided to the Executive under any other agreement, provided, however, that this prohibition against duplication shall not be construed to otherwise limit the Executive’s rights as to payments or benefits provided under any pension plan (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended), deferred compensation, stock, stock option or similar plan sponsored by the Company.

7.Enforceability. If any provision of this Agreement shall be deemed invalid or unenforceable as written, this Agreement shall be construed, to the greatest extent possible, or modified, to the extent allowable by law, in a manner which shall render it valid and enforceable. No invalidity or unenforceability of any provision contained herein shall affect any other portion of this Agreement.

8.Notices. All notices, requests, consents and other communications hereunder shall be in writing, shall be addressed to the receiving party's address set forth below or to such other address as a party may designate by notice hereunder, and shall be either (i) delivered by hand, (ii) made by facsimile transmission, (iii) sent by overnight courier, or (iv) sent by registered or certified mail, return receipt requested, postage prepaid.

If to the Company:
Amedica Corporation
Attn: Human Resources
1885 West 2100 South
Salt Lake City, UT 8419
Facsimile: (801) 839-3500

If to the Executive:
To the Executive’s last-known home address and/or facsimile number as set forth in the Company’s personnel records
All notices, requests, consents and other communications hereunder shall be deemed to have been given either (i) if by hand, at the time of the delivery thereof to the receiving party at the address of such party set forth above, (ii) if made by facsimile transmission, at the time that receipt thereof has been acknowledged by electronic confirmation or otherwise, (iii) if sent by overnight courier, on the next business day following the day such notice is delivered to the courier service, or (iv) if sent by registered or certified mail, on the 5th business day following the day such mailing is made.
9.Entire Agreement. This Agreement, together with the other agreements referenced herein, embodies the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersedes all prior oral or written agreements and understandings relating to the subject matter hereof. No statement, representation, warranty, covenant or agreement of any kind not expressly set forth in this Agreement shall affect, or be used to interpret, change or restrict, the express terms and provisions of this Agreement.

10.Modifications and Amendments. The terms and provisions of this Agreement may be modified or amended only by written agreement executed by the Company and the Executive.

11.Waivers and Consents. The terms and provisions of this Agreement may be waived, or consent for the departure therefrom granted, only by a written document executed by the party entitled to the benefits of such terms or provisions. No such waiver or consent shall be deemed to be or shall constitute a waiver or consent with respect to any other terms or provisions of this Agreement, whether or not similar. Each such waiver or consent shall be effective only in the specific instance and for the purpose for which it was given, and shall not constitute a continuing waiver or consent.

12.Binding Effect; Assignment. The Agreement will be binding upon and inure to the benefit of (a) the heirs, executors and legal representatives of the Executive upon the Executive’s death and (b) any successor of the Company. Any such successor of the Company will be deemed substituted for the Company under the terms of the Agreement for all purposes. For this purpose, “successor” means any person, firm, corporation or other business entity which at any time, whether by purchase, merger or otherwise, directly or indirectly acquires all or substantially all of the assets or business of the Company. None of the rights of the Executive to receive any form of compensation payable pursuant to the Agreement may be assigned or transferred except by will or the laws of descent and distribution. Any other attempted assignment, transfer, conveyance or other disposition of the Executive’s right to compensation or other benefits will be null and void.

13.Governing Law. This Agreement and the rights and obligations of the parties hereunder shall be construed in accordance with and governed by the law of the State of Utah, without giving effect to the conflict of law principles thereof.

14.Jurisdiction and Service of Process. Any legal action or proceeding with respect to this Agreement shall be brought in the courts of the State of Utah or of the United States of America for the District of Utah. By execution and delivery of this Agreement, each of the parties hereto accepts for itself and in respect of its property, generally and unconditionally, the jurisdiction of the aforesaid courts. Each of the parties hereto irrevocably consents to the service of process of any of the aforementioned courts in any such action or proceeding by the mailing of copies thereof by certified mail, postage prepaid, to the party at its address set forth in Section 8 hereof.

15.No Waiver of Rights, Powers and Remedies. No failure or delay by a party hereto in exercising any right, power or remedy under this Agreement, and no course of dealing between the parties hereto, shall operate as a waiver of any such right, power or remedy of the party. No single or partial exercise of any right, power or remedy under this Agreement by a party hereto, nor any abandonment or discontinuance of steps to enforce any such right, power or remedy, shall preclude such party from any other or further exercise thereof or the exercise of any other right, power or remedy hereunder. The election of any remedy by a party hereto shall not constitute a waiver of the right of such party to pursue other available remedies. No notice to or demand on a party not expressly required under this Agreement shall entitle the party receiving such notice or demand to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the party giving such notice or demand to any other or further action in any circumstances without such notice or demand.

16.Withholding. The Company is authorized to withhold, or cause to be withheld, from any payment or benefit under the Agreement the full amount of any applicable withholding taxes.

17.Tax Consequences. The Company does not guarantee the tax treatment or tax consequences associated with any payment or benefit arising under this Agreement.

18.Acknowledgment. The Executive acknowledges that he has had the opportunity to discuss this matter with and obtain advice from his private attorney, has had sufficient time to, and has carefully read and fully understands all the provisions of the Agreement, and is knowingly and voluntarily entering into the Agreement.

19.Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.
COMPANY:
AMEDICA CORPORATION
By:
Name:
Title:

___________________:

_____________________________